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                             ACCIDENTAL DEATH RIDER

                      An Additional Benefit of this Policy
                                    Issued By

                                 Columbus Life
                               Insurance Company
                                   [GRAPHIC]
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Conditions for Payment
of Accidental
Death Benefit

We will pay the Accidental Death Benefit to the beneficiary when we receive proof at our Home Office that:

     (1) The Insured died as a direct result, independent of all other causes, of accidental bodily injury;

     (2) The injury happened on or after the Insured's first birthday and while the basic policy and this rider were in force;

     (3) Death occurred no more than 90 days after the injury and while the basic policy and this rider were in force; and

     (4)  All other terms of this rider are met.

Accidental
Death Benefit
Amount

The amount of the Accidental Death Benefit is shown on the Policy Schedule of the policy. It will be added to the Death Benefit and paid in the same way.

Increased Benefit

We will double the Accidental Death Benefit if the injury occurred while the Insured was riding as a fare-paying passenger within a public conveyance or as an authorized passenger within a school bus. "Public conveyance" means an aircraft, train, streetcar or motor vehicle while being operated by a licensed common carrier or taxicab company for passenger service. "School bus" means a motor vehicle while being operated by an accredited school for the transportation of students on an officially authorized trip.

Intoxicated Driver
Loss Benefit

If the Insured's death is the direct result of accidental bodily injury caused by an intoxicated driver's operation of a vehicle, an additional benefit is provided. This benefit is equal to the Accidental Death Benefit shown on the Policy Schedule. The term "intoxicated" means under the influence of alcohol or having a prohibited concentration of alcohol in the blood, breath, urine or other bodily substance, as determined by the law of the jurisdiction in which the accident occurred. The claimant must furnish proof that the driver was intoxicated according to the law of such jurisdiction. This additional death benefit will not be paid if the Insured was riding in the same vehicle as the intoxicated driver who caused the Insured's death. The additional benefit provided hereunder will not be paid unless the Insured also qualifies for the Accidental Death Benefit provided under this rider.


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When Benefit
Will Not Be
Paid

We will not pay any amount under this rider if the Insured's injury or death results, directly or indirectly, from any of the following risks:

     (1)  Suicide while sane or insane;

     (2) Mental or physical infirmity or disease, or treatment for the infirmity or disease;

     (3)  Infection, except one caused by an accidental cut or wound;

     (4) Commission of an assault or felony or an attempt to commit an assault or felony;

     (5) Declared or undeclared war, or any cause or act of war, whether the Insured is a member of any armed force or a civilian;

     (6)  Travel in an aircraft or descent from it:

          (a)  if the Insured has any duties on board,

          (b)  if the Insured expects to descend while it is in flight, or

          (c)  if the aircraft is being operated for any training purpose;

     (7) Taking or using any hallucinogen, narcotic or drug except on the advice of a licensed physician;

     (8) Taking, inhaling or absorbing any poison, gas or fumes except while the Insured is on his or her job; or

     (9) Participation in any activity or event, including the operation of a vehicle, while intoxicated. "Intoxicated" means under the influence of alcohol or having a prohibited concentration of alcohol in the blood, breath, urine or other bodily substance, as determined by the law of the jurisdiction in which the accident occurred.

When Effective

This rider will not take effect until it is received while the Insured is alive and in good health. It will not take effect unless the policy is in force. Once the rider takes effect it will be in force until it ends.

If the rider is added after the policy is in force, or if the Accidental Death Benefit amount is changed, the rider or change will not take effect until the Monthly Anniversary Day coinciding with or next following our date of approval. You must pay any charges required by us. If the rider is added after the policy is in force, such Monthly Anniversary Day will be the rider date shown on the Policy Schedule.

Cost of Insurance

The monthly cost of insurance for this rider is shown on the Policy Schedule and will be deducted as part of the Monthly Deduction. See the Monthly Deduction and Monthly Expense Charge section of the policy.

Incorrect Age

The age of the Insured shown on the Policy Schedule should be correct. If the age shown is not correct, it could mean the monthly cost of insurance deductions for this rider are wrong. If so, we will adjust the Account Value. We will make a charge or credit for the difference between the monthly costs of insurance that should have been charged and those that were charged.



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Termination

This rider shall terminate upon the first to occur of the following events:

     (1)  If you send us your written request;

     (2)  Upon termination of the policy; or

     (3)  On the day before the policy anniversary on which the Insured is age
          70.

Policy Terms,
Values

This rider is attached to and made a part of the policy. The terms and definitions of the basic policy apply to this rider except to the extent they are in conflict with its terms. This rider has no values.


       /s/ Donald J. Wuebbling                   /s/ Lawrence L. Grypp
              Secretary                                 President




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